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                                                                   EXHIBIT 99.4

                           PAIRGAIN TECHNOLOGIES, INC.
                        AUTOMATIC STOCK OPTION AGREEMENT

RECITALS

                   A. The Corporation has implemented an automatic option grant program under the Corporation's 1996 Non-Employee Directors Stock Option Plan (the "Plan") pursuant to which eligible non-employee members of the Corporation's Board of Directors (the "Board") will automatically receive special option grants at periodic intervals over their period of Board service in order to provide such individuals with a meaningful incentive to continue to serve as a member of the Board.

                   B. Optionee is an eligible non-employee Board member, and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the automatic grant of a stock option to purchase shares of the Corporation's common stock ("Common Stock") under the Plan.

                   C. The granted option is intended to be a non-statutory option which does not meet the requirements of Section 422 of the Internal Revenue Code.

                   D. All capitalized terms in this Agreement, to the extent not otherwise defined in the Agreement, shall have the meaning assigned to them in the attached Appendix.

                  NOW, THEREFORE, it is hereby agreed as follows:

                   1. Grant of Option. The Corporation hereby grants to Optionee, as of the Grant Date, a Non-Statutory Option to purchase up to the number of Option Shares specified in the Grant Notice. The Option Shares shall be purchasable from time to time during the option term specified in Paragraph 2 at the Exercise Price.

                   2. Option Term. This option shall have a maximum term of ten (10) years measured from the Grant Date and shall accordingly expire at the close of business on the Expiration Date, unless sooner terminated in accordance with Paragraph 5 or 6.

                   3. Limited Transferability. This option shall be neither transferable nor assignable by Optionee, other than a transfer of this option effected by will or by the laws of descent and distribution following Optionee's death, and may be exercised, during Optionee's lifetime, only by Optionee. However, this option may also be assigned in whole or in part during Optionee's lifetime in accordance with the terms of a Qualified Domestic Relations Order. The assigned portion of the option shall be exercisable only by the person

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or persons who acquire a proprietary interest in the option pursuant to such
Qualified Domestic Relations Order. The terms applicable to the assigned portion shall be the same as those in effect for this option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Corporation may deem appropriate.

                   4. EXERCISABILITY/VESTING. This option shall be immediately exercisable for any or all of the Option Shares as fully-vested shares and shall remain so exercisable until the Expiration Date or the sooner termination of the option term under Paragraph 5 or 6.

                   5. CESSATION OF BOARD SERVICE. Should Optionee's service as a Board member cease while this option remains outstanding, then the option term specified in Paragraph 2 shall terminate (and this option shall cease to be outstanding) prior to the Expiration Date in accordance with the following provisions:

                   - Should Optionee cease to serve as a Board member for any reason (other than death or Permanent Disability) while holding this option, then the period for exercising this option shall be reduced to a twelve (12)- month period commencing with the date of such cessation of Board service, but in no event shall this option be exercisable at any time after the Expiration Date.

                   - During the twelve (12)-month exercise period, the option may not be exercised in the aggregate for more than the number of vested shares for which the option is exercisable at the time of the Optionee's cessation of Board service.

                   - Should the Optionee cease to serve as a Board member by reason of death or Permanent Disability, then all shares at the time subject to the option shall immediately vest so that such option may, during the twelve
(12)-month exercise period following such cessation of Board service, be exercised for all or any portion of such shares as fully-vested shares.

                   - In no event shall the option remain exercisable after the expiration of the option term. Upon the expiration of the twelve
(12)-month exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any vested shares for which the option has not been exercised. However, the option shall, immediately upon the Optionee's cessation of Board service for any reason other than death or Permanent Disability, terminate and cease to be outstanding, to the extent it is not exercisable for vested shares on the date of such cessation of Board service.


                                       2.
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                  6.       CORPORATE TRANSACTION.

                   A. In the event of any Corporate Transaction, the shares of Common Stock at the time subject to each outstanding option but not otherwise vested shall automatically vest in full so that each such option shall, immediately prior to the specified effective date of the Corporate Transaction, become fully exercisable for all of the shares of Common Stock at the time subject to such option and may be exercised for all or any portion of such shares as fully-vested shares of Common Stock.

                   B. Immediately following the consummation of a Corporate Transaction, this option shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation or its parent company.

                   C. If this option is assumed in connection with a Corporate Transaction, then this option shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to Optionee in consummation of such Corporate Transaction had the option been exercised immediately prior to such Corporate Transaction, and appropriate adjustments shall also be made to the Exercise Price, provided the aggregate Exercise Price shall remain the same.

                   7. In connection with any Change in Control, the shares of Common Stock at the time subject to each outstanding option but not otherwise vested shall automatically vest in full so that each such option shall, immediately prior to the effective date of the Change in Control, become fully exercisable for all of the shares of Common Stock at the time subject to such option and may be exercised for all or any portion of such shares as fully-vested shares of Common Stock. Each such option shall remain exercisable for such fully-vested option shares until the expiration or sooner termination of the option term or the surrender of the option in connection with a Hostile Take-Over.

                   8. Upon the occurrence of a Hostile Take-Over, the Optionee shall have a thirty (30)-day period in which to surrender to the Corporation each option held by him or her for a period of at least six (6) months. The Optionee shall in return be entitled to a cash distribution from the Corporation in an amount equal to the excess of (i) the Take- Over Price of the shares of Common Stock at the time subject to the surrendered option (whether or not the Optionee is otherwise at the time vested in those shares) over (ii) the aggregate exercise price payable for such shares. Such cash distribution shall be paid within five (5) days following the surrender of the option to the Corporation. No approval of the Board or any committee of the Board shall be required in connection with such option surrender and cash distribution.

                   9. ADJUSTMENT IN OPTION SHARES. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be

                                       3.
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made to (i) the total number and/or class of securities subject to this option and (ii) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder; provided, however, that the aggregate Exercise Price shall remain the same.

                   10. STOCKHOLDER RIGHTS. The holder of this option shall not have any stockholder rights with respect to the Option Shares until such person shall have exercised the option, paid the Exercise Price and become a holder of record of the purchased shares.

                  11.      MANNER OF EXERCISING OPTION.

                   A. In order to exercise this option for all or any part of the Option Shares for which the option is at the time exercisable, Optionee (or in the case of exercise after Optionee's death, Optionee's executor, administrator, heir or legatee, as the case may be) must take the following actions:

                        (i) The Secretary of the Corporation shall be provided with written notice of the option exercise (the "Exercise Notice"), in substantially the form of Exhibit I attached hereto, in which there is specified the number of Option Shares to be purchased under the exercised option.

                        (ii) The aggregate Exercise Price for the purchased shares shall be paid in one or more of the following alternative forms:

                        - payment in cash or check made payable to the Corporation's order; or

                        - payment in shares of Common Stock held by Optionee (or any other person or persons exercising the option) for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date; or

                        - payment effected through a broker-dealer sale and remittance procedure pursuant to which Optionee shall provide irrevocable written instructions (A) to a Corporation-designated brokerage firm to effect the immediate sale of the shares purchased under the option and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for those shares plus the applicable Federal, State and local income taxes required to be withheld by the Corporation by reason of such exercise and (B) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.


                                       4.
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                        (iii)        Appropriate documentation evidencing the
         right to exercise this option shall be furnished the Corporation if the person or persons exercising the option is other than the Optionee.

                        (iv) Appropriate arrangement must be made with the Corporation for the satisfaction of all Federal, State and local income tax withholding requirements applicable to the option exercise.

                   B. Except to the extent the sale and remittance procedure specified above is utilized in connection with the exercise of the option for vested shares, payment of the Exercise Price for the purchased shares must accompany the Exercise Notice delivered to the Corporation in connection with the option exercise.

                   C. As soon as practical after the Exercise Date, the Corporation shall issue to or on behalf of Optionee (or any other person or persons exercising this option) a certificate or certificates representing the purchased Option Shares.

                   D. In no event may this option be exercised for any fractional shares.

                   12. NO IMPAIRMENT OF RIGHTS. This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise make changes in its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets. Nor shall this Agreement in any way be construed or interpreted so as to affect adversely or otherwise impair the right of the Corporation or the stockholders to remove Optionee from the Board at any time in accordance with the provisions of applicable law.

                  13.      COMPLIANCE WITH LAWS AND REGULATIONS.

                   A. The exercise of this option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Corporation and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange (or the Nasdaq National Market, if applicable) on which the Common Stock is then listed for trading.

                   B. The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. However, the Corporation shall use its best efforts to obtain all such applicable approvals.

                   14. SUCCESSORS AND ASSIGNS. Except to the extent otherwise provided in Paragraph 3 or 6, the provisions of this Agreement shall inure to the benefit of, and be

                                       5.
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binding upon, the Corporation and its successors and assigns and Optionee,
Optionee's assigns and the legal representatives, heirs and legatees of Optionee's estate.

                   15. CONSTRUCTION/GOVERNING LAW. This Agreement and the option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the express terms and provisions of the Plan. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State's conflict-of-laws rules.

                   16. NOTICES. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices.
Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated below Optionee's signature line on the Grant Notice. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.


                                       6.
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                                 EXHIBIT I
                            NOTICE OF EXERCISE


                   I hereby notify PairGain Technologies, Inc. (the
"Corporation") that I elect to purchase            shares of the Corporation's
Common Stock (the "Purchased Shares") at the option exercise price of
$            per share (the "Exercise Price") pursuant to that certain option
(the "Option") granted to me under the Corporation's 1996 Non-Employee Directors
Stock Option Plan on                     , 199   .

                   Concurrently with the delivery of this Exercise Notice to the Secretary of the Corporation, I shall hereby pay to the Corporation the Exercise Price for the Purchased Shares in accordance with the provisions of my agreement with the Corporation evidencing the Option and shall deliver whatever additional documents may be required by such agreement as a condition for exercise. Alternatively, I may utilize the special broker/dealer sale and remittance procedure specified in my agreement to effect payment of the Exercise Price for any Purchased Shares.




__________________________                  __________________________________
  Date                                        Optionee

                              Address:      __________________________________

                                            __________________________________


Print name in exact manner
it is to appear on the
stock certificate:                          __________________________________


Address to which certificate
is to be sent, if different
from address above:                         __________________________________

                                            __________________________________


Social Security Number:                     __________________________________

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                                    APPENDIX

         The following definitions shall be in effect under the Agreement:

         A.       AGREEMENT shall mean this Automatic Stock Option Agreement.

         B.       BOARD shall mean the Corporation's Board of Directors.

         C.       CODE shall mean the Internal Revenue Code of 1986, as amended.

         D.       COMMON STOCK shall mean the Corporation's common stock.

         E. CHANGE IN CONTROL shall mean a change in ownership or control of the Corporation effected through either of the following transactions:

                   - the acquisition, directly or indirectly by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders which the Board does not recommend such stockholders to accept, or

                   - a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board.

         F. CORPORATE TRANSACTION shall mean either of the following stockholder- approved transactions to which the Corporation is a party:

                   - a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those immediately prior to such transaction; or


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                   -        the sale, transfer or other disposition of all or
         substantially all of the Corporation's assets in complete liquidation or dissolution of the Corporation.

         G. CORPORATION shall mean PairGain Technologies, Inc., a Delaware corporation.

         H. DOMESTIC RELATIONS ORDER shall mean any judgment, decree or order (including approval of a property settlement agreement) which provides or otherwise conveys, pursuant to applicable State domestic relations laws (including community property laws), marital property rights to any spouse or former spouse of the Optionee.

         I. EXERCISE DATE shall mean the date on which the option shall have been exercised in accordance with Paragraph 10 of the Agreement.

         J. EXERCISE PRICE shall mean the exercise price payable per share as specified in the Grant Notice.

         K. EXPIRATION DATE shall mean the date on which the option term expires as specified in the Grant Notice.

         L. FAIR MARKET VALUE per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

                        (a) If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

                        (b) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange which serves as the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

         M. GRANT DATE shall mean the date of grant of the option as specified in the Grant Notice.


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         N.       GRANT NOTICE shall mean the Notice of Grant of Automatic Stock
Option accompanying the Agreement, pursuant to which Optionee has been informed of the basic terms of the option evidenced hereby.

         O. HOSTILE TAKE-OVER shall mean a change in ownership of the Corporation effected through the following transaction:

                  - any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders which the Board
         does not recommend such stockholders to accept, and -        more than
         fifty percent (50%) of the securities so acquired are accepted from persons other than Section 16 Insiders.

         P. 1934 ACT shall mean the Securities Exchange Act of 1934, as amended.

         Q. NON-STATUTORY OPTION shall mean an option not intended to satisfy the requirements of Code Section 422.

         R. OPTION SHARES shall mean the number of shares of Common Stock subject to the option.

         S. OPTIONEE shall mean the person to whom the option is granted as specified in the Grant Notice.

         T. PERMANENT DISABILITY shall mean the inability of the Optionee to perform his or her usual duties as a Board member by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

         U. PLAN shall mean the Corporation's 1996 Non-Employee Director Stock Option Plan.

         V. QUALIFIED DOMESTIC RELATIONS ORDER shall mean a Domestic Relations Order which substantially complies with the requirements of Code
Section 414(p). The Plan Administrator shall have the sole discretion to determine whether a Domestic Relations Order is a Qualified Domestic Relations Order.

         W. STOCK EXCHANGE shall mean either the American Stock Exchange or the New York Stock Exchange.

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